Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Kimberly Kuo	Scott Anthony
Senior Vice President Public Affairs, Communications & Sustainability	Executive Vice President & Chief Financial Officer
Kimberly.Kuo@ cokeconsolidated.com	Scott.Anthony@ cokeconsolidated.com
(704) 557-4584	(704) 557-4633

Coca-Cola Consolidated Reports Fourth Quarter
and Fiscal Year 2021 Results

Fourth quarter of 2021 net sales increased 10% versus the fourth quarter of 2020. The fourth quarter of 2020 included four additional selling days compared to the fourth quarter of 2021. On a comparable(a) basis, net sales increased 15%(b).

Net sales for fiscal year 2021 were $5.6 billion, up 11% versus fiscal year 2020. Fiscal year 2020 included three additional selling days compared to fiscal year 2021. On an adjusted(a) basis, net sales for the full year increased 12%.

Income from operations for fiscal year 2021 was $439 million, up $126 million, or 40%, versus fiscal year 2020. On an adjusted(a) basis, income from operations increased $133 million, or 43%.

Key Results

	Fourth Quarter			Fiscal Year
(in millions)	2021	2020	Change	2021	2020	Change
Physical case volume	89.2	90.7	(1.7)%	366.0	358.8	2.0%
Net sales	$1,402.3	$1,278.6	9.7%	$5,562.7	$5,007.4	11.1%
Gross profit	$492.8	$461.9	6.7%	$1,954.2	$1,768.9	10.5%
Gross margin	35.1%	36.1%		35.1%	35.3%
Income from operations	$87.1	$93.6	(6.9)%	$439.2	$313.4	40.1%

Beverage Sales	Fourth Quarter			Fiscal Year
(in millions)	2021	2020	Change	2021	2020	Change
Sparkling bottle/can	$797.2	$720.3	10.7%	$3,020.9	$2,760.8	9.4%
Still bottle/can	$435.9	$402.8	8.2%	$1,861.2	$1,641.7	13.4%

Fourth Quarter and Fiscal Year 2021 Review

CHARLOTTE, February 22, 2022 – Coca-Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the fourth quarter and the fiscal year ended December 31, 2021.

“2021 was a tremendous year for our Company as we achieved record revenue, income from operations and operating cash flow. I am thankful for our teammates who did an outstanding job overcoming numerous supply chain disruptions and working through the many operating challenges brought on by the pandemic,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “These strong results enabled us to continue to make strategic investments in our business like our automated warehouse in Whitestown, Indiana and a new production line in Richmond, Virginia, which adds PET bottle capacity. Our recent purchase of the distribution rights for Coca-Cola Bottling Company of Washington, North Carolina further reflects our long-term commitment to growth across our territory.”

Physical case volume decreased 1.7% in the fourth quarter of 2021. On a comparable(a) selling day basis, physical case volume increased 3.6%, which included Sparkling and Still category volume growth of 2.8% and 5.5%, respectively. The strong growth in Still beverages was driven primarily by BODYARMOR, smartwater and Monster. Sparkling volume growth related to continued strong demand for multi-serve can packages sold in larger retail stores. Additionally, sales of single-serve products sold in small stores and other immediate consumption channels contributed to growth in our Sparkling category. Physical case volume increased 2.0% in fiscal year 2021, and rose 3.0% when adjusted for comparable(a) selling days.

Net sales increased 10% to $1.40 billion in the fourth quarter of 2021, with adjusted(a) net sales up 15% versus the fourth quarter of 2020. The increase in net sales was driven by the strong volume growth referenced above and by pricing actions taken during 2021. Price increases were taken to offset inflation on our major cost inputs, including aluminum, PET resin and transportation costs. Net sales increased 11% to $5.56 billion in fiscal year 2021.

Gross profit in the fourth quarter of 2021 increased $31.0 million, or 7%, while gross margin decreased 100 basis points to 35.1%. Adjusted(a) gross profit in the fourth quarter of 2021 was $496.7 million, which represented an increase of $57.0 million or 13%. The improvement in gross profit was primarily due to the continued strong demand for our products and the pricing actions taken during 2021 to offset cost increases. The decline in gross margin was driven primarily by the increased mix of Still beverages, which generally carry lower gross margins than Sparkling packages. Gross profit in fiscal year 2021 increased $185.3 million, or 11%.

“Our 2021 results demonstrated a strong mix of price realization, volume growth and operating expense management as we navigated a year of rising commodity costs, numerous supply chain disruptions and labor shortages for many front-line positions,” said Dave Katz, President and Chief Operating Officer. “We are managing through this period of historically high cost inflation by increasing unit pricing across our brand portfolio. As a result, we achieved adjusted(a) sales growth of 12% for the year. Consumer demand for our products remains extremely strong as we continue to execute local market strategies in close partnership with The Coca-Cola Company and other key brand partners.”

Selling, delivery and administrative (“SD&A”) expenses in the fourth quarter of 2021 increased $37.5 million, or 10%. SD&A expenses as a percentage of net sales increased 10 basis points to 28.9% in the fourth quarter of 2021. The increase in SD&A expenses related primarily to an increase in payroll expenses as we made adjustments to remain competitive in a challenging labor market. SD&A expenses in fiscal year 2021 increased $59.5 million, or 4%. SD&A expenses as a percentage of net sales in fiscal year 2021 decreased 190 basis points to 27.2% as compared to fiscal year 2020.

“We made a series of investments in our teammates throughout 2021 to reward performance and adjust our labor rates to drive recruitment, retention and engagement. This work will continue in 2022, as will our commitment to strategic reinvestment in our operations,” Mr. Katz continued. “Our recent capital investments have strengthened our supply chain and our $220 million capital plan for 2022 will advance our manufacturing capacity and warehouse capability. We are optimistic about the year ahead and the opportunities it presents for us to grow profitably, while supporting our customers in this volatile, high-cost environment.”

Income from operations in the fourth quarter of 2021 was $87.1 million, compared to $93.6 million in the fourth quarter of 2020, a decrease of 7%. On an adjusted(a) basis, income from operations in the fourth quarter of 2021 was $90.8 million, an increase of 8%. For fiscal year 2021, income from operations increased $125.8 million to $439.2 million.

Net income in the fourth quarter of 2021 was $19.1 million, compared to $66.4 million in the fourth quarter of 2020, a decline of $47.3 million. Net income in the fourth quarter of 2021 was adversely impacted by fair value adjustments to our acquisition related contingent consideration liability, driven primarily by changes in future cash flow projections. Fair value adjustments to this liability are routine and non-cash in nature. Net income increased $17.1 million in fiscal year 2021 to $189.6 million as compared to fiscal year 2020.

Cash flows provided by operations for fiscal year 2021 were $521.8 million, compared to $494.5 million for fiscal year 2020. The Company reduced outstanding indebtedness by $217.0 million during fiscal year 2021.

(a) The discussion of the results for the fourth quarter and the fiscal year ended December 31, 2021 includes selected non-GAAP financial information, such as “comparable” and “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.
(b) All comparisons are to the corresponding period in the prior year unless specified otherwise.

About Coca-Cola Consolidated, Inc.
Coca-Cola Consolidated is the largest Coca-Cola bottler in the United States. Our Purpose is to honor God in all we do, serve others, pursue excellence and grow profitably. For over 119 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca-Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia to approximately 60 million consumers.

Headquartered in Charlotte, N.C., Coca-Cola Consolidated is traded on the NASDAQ Global Select Market under the symbol COKE. More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, Twitter, Instagram and LinkedIn.

Cautionary Information Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “anticipate,” “believe,” “expect,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs, disruption of supply or unavailability or shortages of raw materials, fuel and other supplies; the inability to attract and retain front-line employees in a tight labor market; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; the COVID-19 pandemic and other pandemic outbreaks in the future; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ technology systems; unfavorable changes in the general economy; changes in our top customer relationships and marketing strategies; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; and climate change or legislative or regulatory responses to such change. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Fourth Quarter		Fiscal Year
(in thousands, except per share data)	2021	2020	2021	2020
Net sales	$1,402,339	$1,278,637	$5,562,714	$5,007,357
Cost of sales	909,507	816,762	3,608,527	3,238,448
Gross profit	492,832	461,875	1,954,187	1,768,909
Selling, delivery and administrative expenses	405,737	368,280	1,515,016	1,455,531
Income from operations	87,095	93,595	439,171	313,378
Interest expense, net	8,241	8,957	33,449	36,735
Other (income) expense, net	56,495	(4,223)	150,573	35,603
Income before income taxes	22,359	88,861	255,149	241,040
Income tax expense	3,252	20,032	65,569	58,943
Net income	19,107	68,829	189,580	182,097
Less: Net income attributable to noncontrolling interest	—	2,451	—	9,604
Net income attributable to Coca‑Cola Consolidated, Inc.	$19,107	$66,378	$189,580	$172,493

Basic net income per share based on net income attributable to Coca‑Cola Consolidated, Inc.:
Common Stock	$2.04	$7.08	$20.23	$18.40
Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$2.04	$7.08	$20.23	$18.40
Weighted average number of Class B Common Stock shares outstanding	2,232	2,232	2,232	2,232

Diluted net income per share based on net income attributable to Coca‑Cola Consolidated, Inc.:
Common Stock	$2.06	$7.05	$20.17	$18.30
Weighted average number of Common Stock shares outstanding – assuming dilution	9,389	9,405	9,400	9,427

Class B Common Stock	$2.06	$7.04	$20.16	$18.28
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,248	2,264	2,259	2,286

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$142,314	$54,793
Trade accounts receivable, net	454,934	403,825
Other accounts receivable	91,615	86,287
Inventories	302,851	225,757
Prepaid expenses and other current assets	78,068	74,146
Assets held for sale	6,880	6,429
Total current assets	1,076,662	851,237
Property, plant and equipment, net	1,030,688	1,022,722
Right-of-use assets - operating leases	139,877	134,383
Leased property under financing leases, net	64,211	69,867
Other assets	120,486	111,781
Goodwill	165,903	165,903
Other identifiable intangible assets, net	847,743	866,557
Total assets	$3,445,570	$3,222,450

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$22,048	$19,766
Current portion of obligations under financing leases	6,060	5,860
Accounts payable and accrued expenses	806,748	621,434
Total current liabilities	834,856	647,060
Deferred income taxes	136,432	139,423
Pension and postretirement benefit obligations and other liabilities	852,001	792,605
Noncurrent portion of obligations under operating leases	122,046	119,923
Noncurrent portion of obligations under financing leases	65,006	69,984
Long-term debt	723,443	940,465
Total liabilities	2,733,784	2,709,460

Equity:
Stockholders’ equity	711,786	512,990
Total liabilities and equity	$3,445,570	$3,222,450

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Fiscal Year
(in thousands)	2021	2020
Cash Flows from Operating Activities:
Net income	$189,580	$182,097
Depreciation expense, amortization of intangible assets and deferred proceeds, net	180,565	179,017
Fair value adjustment of acquisition related contingent consideration	146,308	31,210
Deferred payroll taxes under CARES Act	(18,739)	37,412
Deferred income taxes	(9,183)	8,737
Change in current assets and current liabilities	30,595	36,901
Change in noncurrent assets and noncurrent liabilities	(7,725)	3,755
Other	10,354	15,332
Net cash provided by operating activities	$521,755	$494,461

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(155,693)	$(202,034)
Other	(6,250)	1,615
Net cash used in investing activities	$(161,943)	$(200,419)

Cash Flows from Financing Activities:
Payments on revolving credit facility and term loan facilities	$(342,500)	$(325,000)
Borrowings under revolving credit facility and term loan facility	125,000	235,000
Purchase of noncontrolling interest in Piedmont Coca-Cola Bottling Partnership	—	(100,000)
Payments of acquisition related contingent consideration	(39,097)	(43,400)
Cash dividends paid	(9,374)	(9,374)
Principal payments on financing lease obligations	(4,778)	(5,861)
Debt issuance fees	(1,542)	(228)
Net cash used in financing activities	$(272,291)	$(248,863)

Net increase in cash during period	$87,521	$45,179
Cash at beginning of period	54,793	9,614
Cash at end of period	$142,314	$54,793

NON-GAAP FINANCIAL MEASURES(c) The following tables reconcile reported results (GAAP) to adjusted results (non-GAAP):

Results for the fourth quarter of 2020 include four additional selling days compared to the fourth quarter of 2021. Results for fiscal year 2020 include three additional selling days compared to fiscal year 2021. For comparison purposes, the estimated impact of the additional selling days in the prior year has been excluded from our comparable(a) and adjusted(a) results.

	Fourth Quarter			Fiscal Year
(in millions)	2021	2020	Change	2021	2020	Change
Physical case volume	89.2	90.7	(1.7)%	366.0	358.8	2.0%
Volume related to extra days in fiscal period	—	4.6		—	3.4
Comparable physical case volume	89.2	86.1	3.6%	366.0	355.4	3.0%

	Fourth Quarter 2021
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,402,339	$492,832	$405,737	$87,095	$22,359	$19,107	$2.04
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	55,403	41,507	4.42
Fair value adjustments for commodity derivative instruments	—	2,741	281	2,460	2,460	1,849	0.20
Supply chain optimization	—	1,078	(154)	1,232	1,232	921	0.10
Total reconciling items	—	3,819	127	3,692	59,095	44,277	4.72
Adjusted results (non-GAAP)	$1,402,339	$496,651	$405,864	$90,787	$81,454	$63,384	$6.76

Adjusted % change vs. Q4 2020	15.0%	13.0%	14.1%	8.1%

	Fourth Quarter 2020
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,278,637	$461,875	$368,280	$93,595	$88,861	$66,378	$7.08
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	(3,858)	(2,963)	(0.32)
Fair value adjustments for commodity derivative instruments	—	(1,072)	1,740	(2,812)	(2,812)	(2,109)	(0.22)
Supply chain optimization	—	543	(5)	548	548	403	0.04
Results of extra days in fiscal quarter	(58,899)	(21,707)	(14,353)	(7,354)	(7,354)	(5,516)	(0.59)
Total reconciling items	(58,899)	(22,236)	(12,618)	(9,618)	(13,476)	(10,185)	(1.09)
Adjusted results (non-GAAP)	$1,219,738	$439,639	$355,662	$83,977	$75,385	$56,193	$5.99

	Fiscal Year 2021
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$5,562,714	$1,954,187	$1,515,016	$439,171	$255,149	$189,580	$20.23
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	146,308	109,731	11.70
Fair value adjustments for commodity derivative instruments	—	(3,469)	1,772	(5,241)	(5,241)	(3,931)	(0.42)
Supply chain optimization	—	7,542	(947)	8,489	8,489	6,367	0.68
Total reconciling items	—	4,073	825	3,248	149,556	112,167	11.96
Adjusted results (non-GAAP)	$5,562,714	$1,958,260	$1,515,841	$442,419	$404,705	$301,747	$32.19

Adjusted % change vs. 2020	12.1%	11.5%	4.8%	43.0%

	Fiscal Year 2020
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$5,007,357	$1,768,909	$1,455,531	$313,378	$241,040	$172,493	$18.40
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	31,210	23,408	2.50
Fair value adjustments for commodity derivative instruments	—	(1,996)	791	(2,787)	(2,787)	(2,090)	(0.22)
Supply chain optimization	—	4,984	596	4,388	4,388	3,291	0.35
Results of extra days in fiscal year	(44,174)	(16,280)	(10,765)	(5,515)	(5,515)	(4,137)	(0.44)
Total reconciling items	(44,174)	(13,292)	(9,378)	(3,914)	27,296	20,472	2.19
Adjusted results (non-GAAP)	$4,963,183	$1,755,617	$1,446,153	$309,464	$268,336	$192,965	$20.59

(c) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.